Filed Pursuant to Rule 424(b)(3)
Registration No. 333-172205

AMERICAN REALTY CAPITAL PROPERTIES, INC.
SUPPLEMENT NO. 2 DATED AUGUST 16, 2011
TO THE PROSPECTUS DATED JULY 7, 2011

This prospectus supplement (this “Supplement No. 2”) is part of the prospectus of American Realty Capital Properties, Inc. (the “Company”), dated July 7, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated July 26, 2011 (“Supplement No. 1”). This Supplement No. 2 supplements, modifies and supersedes certain information contained in the Prospectus (as amended by Supplement No. 1) and should be read in conjunction with the Prospectus. Unless otherwise indicated, the information contained herein is current as of the date of this Supplement No. 2. This Supplement No. 2 will be delivered with the Prospectus.

The purpose of this Supplement No. 2 is to update the status of the Company’s initial public offering.

Status of the Offering

The Company commenced its initial public offering of up to 8,800,000 shares of its common stock on July 7, 2011. As of August 15, 2011, subscriptions for approximately 5,000,000 shares of its common stock are in process, representing approximately 92.6% of the minimum number of shares the Company must sell before it can close its initial public offering. Based on subscriptions received to date and the recent velocity in which subscriptions have been received, the Company currently expects to close its initial public offering prior to its outside date of September 6, 2011.